ENDOGEN, INC.


EXHIBIT 11.1



                        Computation of Earnings Per Share
                                   (Unaudited)



                                                     Three Months Ended             Six Months Ended
                                                        November 30,                   November 30,
                                                   1996             1995           1996           1995
                                                 ----------       ---------      ----------     ---------

Weighted average number of shares outstanding     2,958,746       2,788,458       2,954,866     2,761,542

Shares deemed outstanding from the assumed
exercise of stock options and warrants              298,830         317,436         295,799       299,769
                                                  ----------      ----------      ----------    ----------

Total                                             3,257,576       3,105,894       3,250,665     3,061,311
                                                  ==========      ==========      ==========    ==========

Earnings applicable to common shares             $  153,379      $   71,948      $  269,167    $   96,378
                                                  ==========      ==========      ==========    ==========

Earnings per share of common stock               $     0.05      $     0.02      $     0.08    $     0.03
                                                  ==========      ==========      ==========    ==========
